Exhibit 99.1

MyoKardia Reports First Quarter 2016 Financial Results and Operational Progress

SOUTH SAN FRANCISCO, Calif., May 12, 2016 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today reported business highlights and financial results for the first quarter ended March 31, 2016.

“We continue to make important progress in advancing our science and our pipeline while attracting great people, across all levels of our company, to join us in pursuing our mission,” said Tassos Gianakakos, chief executive officer. “We are encouraged by the growing evidence supporting the potential of our precision medicine approach to help cardiomyopathy patients, and look forward to sharing upcoming clinical data from our ongoing MYK-461 trials in hypertrophic cardiomyopathy in the coming months.”

In April, the U.S. Food and Drug Administration granted the company Orphan Drug Designation for MYK-461 for treatment of symptomatic obstructive hypertrophic cardiomyopathy (oHCM). oHCM is a severe form of HCM that further increases risk of progression to severe symptoms and risk of death from heart failure or stroke. Surgical or other invasive interventions, including septal myectomy, an open heart procedure, may be appropriate. However, there are currently no approved therapeutic products indicated for this condition.

The Company is advancing MYK-461 in clinical development and plans to share further results of its ongoing Phase 1 studies – a single ascending dose (SAD) study in HCM patients as well as a multiple ascending dose (MAD) study in healthy volunteers – by mid-year.

Recent Highlights

Development and Product Pipeline

•	Full enrollment of the MYK-461 Phase 1 SAD trial in adult patients representing both obstructive and non-obstructive HCM; 48mg, 96mg, and 144mg cohorts dosed.

•	Development candidate nominated for the Company’s heritable dilated cardiomyopathy (DCM) program, with initiation of clinical study expected first half of 2017.

•	Publication in the basic research journal Science demonstrating the ability of MYK-461 to both prevent and reverse disease in multiple genetic mouse models of HCM.

•	Preclinical data in a naturally occurring cat model of obstructive HCM demonstrating the ability of MYK-461 to reduce left ventricular outflow tract obstruction in this model.

Corporate

•	During the first half of 2016, appointed third and fourth independent directors to the board, including new Audit Committee Chair; named new VP to further strengthen research and development.

Upcoming Milestones

•	MyoKardia expects to report top-line data from our Phase 1 SAD study of MYK-461 in HCM patients, including patients with obstructive HCM, in the second quarter of 2016.

•	MyoKardia expects to report top-line data from our Phase 1 MAD study of MYK-461 in healthy volunteers by mid-year 2016.

•	We expect to initiate Phase 2 clinical development for MYK-461 in HCM patients in the second half of 2016.

•	We plan to initiate Phase 1 clinical development for our DCM-1 product candidate in the first half of 2017.

First Quarter 2016 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2016 were $99.5 million, compared to $112.3 million as of December 31, 2015.

•	Revenues: Collaboration and license revenue was $3.6 million for the first quarter of 2016, unchanged from $3.6 million for the first quarter of 2015.

•	R&D Expenses: Research and development expenses were $8.1 million for the first quarter of 2016, compared to $6.6 million for the first quarter of 2015. The increase in R&D expenses was primarily attributable to ongoing Phase 1 clinical trials for MYK-461, as well as the expansion of R&D staff to support pipeline development.

•	G&A Expenses: General and administrative expenses were $3.9 million for the first quarter of 2016, compared to $1.8 million for the first quarter of 2015. The increase was attributable to continued expansion of G&A activities and staff in key areas required to support a public company infrastructure, as well as increased facilities and office expenses related to our new facility.

•	Net Loss: Net loss was $8.4 million for the first quarter of 2016, compared to a net loss of $4.5 million for the first quarter of 2015. The increase in net loss was primarily attributable to the increase in operating expenses noted above.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com

About MYK-461

MYK-461 is an orally administered small molecule designed to correct for the genetically driven hypercontractility leading to HCM. MyoKardia has evaluated MYK-461 in three Phase 1 clinical trials, which have been primarily designed to evaluate safety and tolerability of oral doses of MYK-461 and are providing data on its pharmacokinetic and pharmacodynamic profile. These studies assess MYK- 461’s engagement of cardiac myosin by measuring reduction in cardiac muscle contractility via echocardiography. In April 2016, the U.S. Food and Drug Administration granted the company Orphan Drug Designation for MYK-461 for treatment of symptomatic oHCM, a subset of HCM.

About Hypertrophic Cardiomyopathy (HCM) and Obstructive Hypertrophic Cardiomyopathy (oHCM)

It is estimated that one in every 500 people in the United States has a form of HCM, the most common form of heritable cardiomyopathy. HCM is defined as an otherwise unexplained thickening of the walls of the heart, known as hypertrophy. The consequences include reduced left ventricular volumes and cardiac output, reduced ability of the left ventricle to expand, and high filling pressures. These can all contribute to reduced effort tolerance and symptoms that include shortness of breath and chest pain. HCM is a chronic disease and for the majority of patients, the disease progresses slowly and can be extremely disabling. HCM substantially increases the risk of developing atrial fibrillation that can lead to stroke or sudden cardiac death, and is the most common cause of sudden cardiac death in young people.

There are currently no approved therapeutic products indicated for the treatment of HCM. Patients are typically prescribed one or more drugs (including beta blockers, non-dihydropyridine calcium channel blockers and disopyramide) indicated for the treatment of hypertension, heart failure or other cardiovascular disorders more generally.

Obstructive hypertrophic cardiomyopathy (oHCM) is a heritable and severe form of HCM that affects approximately 65 percent of all HCM patients.

oHCM is a physiological complication of HCM in which thickened muscle obstructs the left ventricular outflow tract (LVOT). Measured via non-invasive imaging, oHCM is defined as ≥30 mm Hg pressure gradient across LVOT.

Symptoms of oHCM can include shortness of breath, chest pain, dizziness, fainting, and palpitations. The presence of this condition in an HCM patient further increases risk of progression to severe symptoms, and risk of death from heart failure or stroke.

The degree of LVOT obstruction in oHCM patients is a primary criterion for surgical and other invasive interventions (performed at ≥50 mmHg). Relief of obstruction has been demonstrated to improve symptoms, function and clinical outcomes. Surgical or other invasive interventions, including septal myectomy, an open heart procedure, may be appropriate. However, there are currently no approved therapeutic products indicated for this condition.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the clinical and therapeutic potential of MYK-461, the Company’s ability to generate data from its Phase 1 clinical trials of MYK-461 and to initiate Phase 2 clinical development for MYK-461 and Phase 1 clinical development for its DCM product candidate, as well as the timing of such events, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

sarah@sternir.com

Media Contact:

Mark Spearman

MyoKardia, Inc.

650-351-4705

mspearman@myokardia.com

MyoKardia, Inc.

Consolidated Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Collaboration and license revenue	$3,550	$3,550
Operating expenses
Research and development	8,130	6,616
General and administrative	3,860	1,765

Total operating expenses	11,990	8,381

Loss from operations	(8,440)	(4,831)

Interest and other income, net	20	17
Change in fair value of redeemable convertible preferred stock call option liability	—	314

Net loss and comprehensive loss	(8,420)	(4,500)
Cumulative dividend relating to redeemable convertible preferred stock	—	(952)
Accretion of redeemable convertible preferred stock to redemption value	—	(33)

Net loss attributable to common stockholders	$(8,420)	$(5,485)

Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(2.47)

Weighted-average number of common shares used to compute net loss per share, basic and diluted	26,169,152	2,221,751

MyoKardia, Inc.

Consolidated Balance Sheet Data

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$99,495	$112,265
Prepaid expenses and other current assets	1,245	1,282

Total current assets	100,740	113,547
Property and equipment, net	3,007	2,744
Other long term assets	289	289

Total assets	$104,036	$116,580

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,994	$2,143
Accrued liabilities	4,827	5,633
Deferred revenue	10,649	14,199

Total current liabilities	17,470	21,975
Other long-term liabilities	658	732

Total liabilities	18,128	22,707

Common stock	3	3
Additional paid-in-capital	159,010	158,555
Accumulated deficit	(73,105)	(64,685)

Total stockholders’ equity	85,908	93,873

Total liabilities and stockholders’ equity	$104,036	$116,580